EXHIBIT 14.1

INHIBIKASE THERAPEUTICS, INC. CODE OF BUSINESS CONDUCT AND ETHICS

Effective December 22, 2020,

as amended on November 11, 2021

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Introduction

This Code of Business Conduct and Ethics (“Code”) has been adopted by the Board of Directors (the “Board”) of Inhibikase Therapeutics, Inc. (together with its subsidiaries, the “Company”) and summarizes the standards that must guide the actions of all employees of the Company. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather constitute key guiding principles that represent Company policies and establish conditions for employment at the Company.

Our Company strives to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government, the public, and our stockholders. All of our employees, officers and directors must conduct themselves according to the letter and spirit of this Code and avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. This Code is designed to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in our other public communications, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code, (v) protection of Company assets, including corporate opportunities and confidential information, (vi) fair dealing practices and to deter wrongdoing and (vii) to ensure accountability for adherence to this Code. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

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Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

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Trading on Inside Information

Using non-public, Company information to trade in securities, or providing a family member, friend or any other person with a “tip” is illegal. All non-public, Company information should be considered inside information and should never be used for personal gain or to enable others to gain from trades in our stock. You are required to familiarize yourself and comply with the Company’s Insider Trading Policy, copies of which are available on the Company’s internal website. If you ever have any questions about your ability to buy or sell securities, you should contact the Chief Financial Officer.

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Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete. All proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. Intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, clinical trial results, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists, any unpublished financial or pricing information and any information about patients on whom our products have been used must also be protected.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Unauthorized use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights and proprietary information of other companies and require our employees, officers and directors to observe such rights. Indeed, the Company is often contractually bound not to disclose the confidential and proprietary information of a variety of companies and individuals, including inventors, vendors and potential vendors. In addition, Company employees who have signed non-disclosure agreements with their former employers are expected to fully and strictly adhere to the terms of those agreements.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

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Conflicts of Interest

Our employees, officers and directors have an obligation to act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.

Although it is not possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

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Working, in any capacity, for a competitor, customer or supplier while employed by the Company.
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Accepting gifts of more than modest value or receiving personal discounts or other benefits as a result of your position in the Company from a competitor, customer or supplier where you are in a position to influence a decision about that competitor, customer or supplier.
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Competing with the Company for the purchase or sale of property, products, services or other interests.
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Having an interest in a transaction involving the Company, a competitor, a customer or supplier (other than as an employee, officer or director of the Company and not including routine investments in publicly traded companies).
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Receiving a loan or guarantee of an obligation as a result of your position with the Company.
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Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Chief Financial Officer.

In order to avoid conflicts of interest, each of the senior executive officers must disclose to the Chief Financial Officer any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the Chief Financial Officer shall notify the Corporate Governance and Nominating Committee (the “Nominating Committee”) of any such disclosure. Conflicts of interests involving the Chief Financial Officer and directors shall be disclosed to the Nominating Committee.

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Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director. Loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to the Chief Financial Officer.

The sole purpose of the Company’s equipment, vehicles, supplies and technology is the conduct of our business. They may only be used for Company business consistent with Company guidelines.

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Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves (or for the benefit of friends or family members) business opportunities that are discovered through the use of corporate property, assets, information or position. No employee, officer or director may use corporate property, assets, information or position for personal gain, and no employee, officer or director may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the employee, officer or director takes away from the Company opportunities for sales or purchases of products, services or interests. Employees, officers and directors owe a duty to the Company to advance its legitimate interests ahead of their own when the opportunity to do so arises.

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Fair Dealing and Anti-Corruption

Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. You may never accept or give: bribes or kickbacks (i.e., anything where there is a “quid pro quo” arrangement); anything that is illegal; vacations; tangible items (e.g., cash or cash equivalents such as gift certificates, checks and vouchers); shares, options or participation in share offerings; services at rates other than those generally available to anyone; loans; special discounts (except those offered to employees of the Company generally); or gifts that are offensive or entertainment that is provided at inappropriate venues. Furthermore, no bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and any employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this Code.

Occasional business gifts to, or entertainment of, non-government employees (other than healthcare providers) in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently and their value should be modest. Tangible gifts from business partners, customers or suppliers may be kept if valued at less than $25 and they are neither intended nor likely to be perceived by others to improperly influence your business decisions. If you receive a tangible gift greater than $25, you may not keep it. You must disclose it to your manager, at which time only one of the following courses of action is appropriate: (i) perishable items (e.g., fruit baskets, pastries, etc.) may be shared with other employees; (ii) non- perishable items should be returned to the sender, if possible, along with a note explaining the Company’s policy; or (iii) if it is not possible to send the item back, you may donate the item to charity (in the name of the sender). If possible, send a note to the sender explaining the donation. You may accept social entertainment, such as modest meals or event tickets, from business partners, customers and/or suppliers so long as it is occasional, reasonable, not overly lavish, permits business discussions, is pursuant to a bona fide business relationship, complies with all other Company policies and procedures and is disclosed to your manager. However, gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. Moreover, no gifts or entertainment of any kind may be extended or accepted if the intent is to influence a business decision. If you are involved in contract negotiations, you must never accept any gifts while the negotiating process is ongoing. Accepting gifts during negotiations can give the appearance of a “quid pro quo” and is always inappropriate. Gifts to and entertainment of healthcare providers is prohibited.

Practices that are acceptable in a commercial business environment may be against the law or the policies governing federal, state or local government employees both within and outside the United States. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Chief Financial Officer. All business dealings must be on arm’s length terms and free of any favorable treatment resulting from the personal interest of our directors, executive officers and employees.

Except in certain limited circumstances, the Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business or influencing an official act. It is important to note that “foreign officials” include employees of government owned or controlled entities, including healthcare professionals who are employed by government hospitals outside of the United States. Any financial relationships with such healthcare professionals, such as contracts for services, must be fair market value for actual services rendered and may not be for an improper purpose. When in doubt as to whether a contemplated financial arrangement, payment or gift may violate the FCPA, contact the Chief Financial Officer before taking any action.

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Maintenance of Corporate Books, Records and Accounts; Financial Integrity; Quality of Public Disclosures

The Company strives to maintain complete integrity of its records and public disclosure. The Company’s corporate and business records, including all supporting entries to its books of account, must be completed honestly, accurately and intelligibly. The Company’s records are important to investors and creditors. The Company depends on its books, records and accounts accurately and fairly reflecting, in reasonable detail, its assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities.

To help ensure the integrity of its records and public disclosure, the Company requires that:

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no entry be made in the Company’s books and records that is intentionally false or misleading;
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transactions be supported by appropriate documentation;
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the terms of commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in the Company’s books and records;
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employees, officers and directors comply with the Company’s system of internal controls and be held accountable for their entries;
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any off-balance sheet arrangements of the Company be clearly and appropriately disclosed;
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no cash or other assets be maintained for any purpose in any unrecorded or “off-the- books” fund;
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assets and liabilities of the Company shall be recognized and stated in accordance with the Company’s standard practices and generally accepted accounting principles in the U.S. (“GAAP”); and
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records be retained or destroyed according to the Company’s records retention policy, if applicable.

The Company’s disclosure controls and procedures are designed to help ensure that the Company’s public disclosures are full, fair and accurate, that they fairly present its financial condition and results of operations, and that they are timely and understandable. Employees, officers and directors who collect, provide or analyze information for or otherwise contribute in any way to preparing or verifying these reports should adhere to all disclosure controls and procedures and generally assist the Company in producing financial disclosures that contain all of the information about the Company that is required by law and would be important to enable investors to understand the Company’s business and its attendant risks. In particular:

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no employee, officer or director may take or authorize any action that would cause the Company’s financial records or financial disclosures to fail to comply with GAAP, the rules and regulations of the Securities and Exchange Commission or other applicable laws, rules and regulations;
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all employees, officers and directors must cooperate fully with the Company’s finance department, as well as the Company’s independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that the Company’s books and records, as well as its reports filed with the Securities and Exchange Commission, are accurate and complete; and
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no employee, officer or director shall knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of the Company’s reports filed with the Securities and Exchange Commission or any third party or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of such reports accurate in all material respects.

If any employee, officer or director becomes aware that the Company’s public disclosures are not full, fair and accurate, or if any employee, officer or director becomes aware of a transaction or development that he or she believes may require disclosure, he or she should report the matter immediately to their supervisors/managers, the Chief Financial Officer, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board.

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Compliance with This Code and Reporting of Any Illegal or Unethical Behavior

All employees, directors and officers are expected to comply with all of the provisions of this Code. This Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office. Violations of this Code that involve illegal behavior will be reported to the appropriate authorities. Situations that may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require difficult judgment. Employees, directors or officers should report any concerns or questions about a violation of ethics, laws, rules, regulations or this Code to their supervisors/managers, the Chief Financial Officer, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board.

Any concerns about a violation of ethics, laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the Chief Financial Officer and the Chief Financial Officer shall notify the Nominating Committee of any violation. Any such concerns involving the Chief Financial Officer should be reported to the Nominating Committee. Reporting of such violations may also be done anonymously through the Company hotline, the phone number of which can be found on the Company’s internal website. An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, the Company will endeavor to protect this confidentiality, subject to applicable law, regulation or legal proceedings.

The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees, officers and directors are required to cooperate in any internal investigations of misconduct and unethical behavior and to respond to any questions in a complete and truthful manner.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Chief

Financial Officer of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating Committee, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board, and the Company will devote the necessary resources to enable the Chief Financial Officer to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Questions concerning this Code should be directed to the Chief Financial Officer.

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Reporting Violations to a Governmental Agency

You understand that you have the right to:

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Report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self- regulatory organization;
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Cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;
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Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and
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Respond truthfully to a valid subpoena.

You have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which you reasonably believe relates to a possible violation of law. It is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed. It is unlawful for the Company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity or self-regulatory organization.

Notwithstanding anything contained in this Code or otherwise, you may disclose confidential Company information, including the existence and terms of any confidential agreements between yourself and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization.

The Company cannot require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and the Company may not offer you any kind of inducement, including payment, to do so.

Your rights and remedies as a whistleblower are protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a predispute arbitration agreement.

Even if you have participated in a possible violation of law, you may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and you may also be eligible to receive an award under such laws.

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Waivers and Amendments

Any waiver of the provisions in this Code for directors, executive officers and other senior financial officers may only be granted by the Board and will be disclosed as required by the SEC and the Nasdaq Stock Market. Any waiver of this Code for other employees may only be granted by the Chief Financial Officer. Amendments to this Code must be approved by the Nominating Committee of the Board and amendments of the provisions in this Code applicable to the Chief Executive Officer and the senior financial officers will also be promptly disclosed to the Company’s stockholders.

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Equal Opportunity, Non-Discrimination and Fair Employment

The Company’s policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, sex and age. Our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated. All employees are required to comply with the Company’s policy on equal opportunity, non-discrimination and fair employment, copies of which are available on the Company’s internal website.

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Compliance with Antitrust Laws

The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers. Antitrust laws can be very complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability. If you have any questions, consult the Chief Financial Officer.

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Political Contributions and Activities

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. This Code applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

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Environment, Health and Safety

The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all officers, directors and employees.

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Alcohol and Drugs

The Company is committed to maintaining a drug-free work place. The Company prohibits the manufacture, distribution, sale, purchase, transfer, possession or use of illegal substances in the workplace, while representing the Company outside the workplace or if such activity affects work performance or the work environment of the Company. The Company further prohibits use of alcohol while on duty, unless at Company-sanctioned events. Employees are prohibited from reporting to work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol, any illegal drug or controlled substance, or any other intoxicant.

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Social Media

“Social Media” include various modes of digitally published information and online content including, but not limited to, websites and applications for social networking (e.g., Facebook, Instagram and LinkedIn), micro-blogging sites (e.g., Twitter); online discussion forums (e.g., Google Groups), user-generated video and audio (e.g., YouTube), wikis, podcasts, RSS feeds, file sharing, virtual worlds, electronic bulletin boards, text messaging, instant messaging and other forms of online communication.

Company employees should adhere to the following general principles when engaging in Social Media:

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Only authorized personnel are permitted to make public statements about the Company’s business information or its products. Except for stating you are employed by Company, you are prohibited from discussing or disclosing Company business and may not otherwise use the Company name in connection with your use of the Social Media Site, including in connection with your profile, demographic information or other personal description.
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Never give the impression that you are speaking on behalf of the Company without prior authorization from the Chief Financial Officer. If you receive prior authorization to speak on behalf of the Company, all content must be reviewed and approved and the speaker must have the appropriate training.
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Do not provide any information to the media about the Company off the record, for background, confidentially or secretly, including, without limitation, by way of posting on Social Media.
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Do not make any unauthorized disclosures of confidential or proprietary information and generally avoid mixing personal and business-related content. You are strictly prohibited from disclosing or referencing any confidential information of the Company, such as financial information, business plans and strategies, customer information, intellectual property, proprietary information and the like. Similarly, you may not disclose any personal information relating to any employees, customers or other individuals which may or could result in a breach of privacy or violation of any privacy or data security laws applicable to the Company.
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Do not use the Company’s name, logo, graphics, trademarks, trade names, corporate slogans or images on any social media to endorse anything or anyone.
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Always be truthful and accurate in postings and realize that online comments are never truly anonymous. Do not make false, misleading, deceptive, derogatory or disparaging statements about any third parties, including Company competitors. Typically, there is no reason to ever mention or discuss a competitor on Social Media.
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Never post anything that would violate Company policies against unlawful harassment, discrimination and retaliation. Unlawful, harassing, defamatory, abusive, threatening, harmful, obscene, profane, sexually oriented, racially offensive or otherwise objectionable comments or materials are prohibited.
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Use of Social Media must also comply with all applicable Company policies, laws and regulations, including those related to product promotion, privacy, copyright, media interactions and conflicts of interest.

Everyone is personally, legally responsible for the content they publish. Always err on the side of caution and consult with your manager, or the Chief Financial Officer, should you have a question about the appropriateness of a Social Media post.

The Company respects your right to communicate concerning terms and conditions of employment. Nothing in this Code is intended to interfere with your rights under federal and state laws, including the National Labor Relations Act, nor will the Company construe this Code in a way that limits such rights.